Exhibit 99

Titan International, Inc. Announces Second Quarter 2014 Results

Quincy, IL. - Titan International, Inc. (NYSE: TWI) announces second quarter revenue and performance results.
July 24, 2014

Second quarter highlights:

•	Sales for second quarter 2014 were $523.7 million down 11.7 percent, compared to $593.3 million in the second quarter of 2013.

•
Gross profit decreased 74.0 percent for second quarter 2014 to $22.6 million or 4.3 percent of net sales, compared to $86.7 million in second quarter 2013, or 14.6 percent of net sales. The decrease is primarily the result of the asset impairment charge of $23.2 million and inventory writedown of $11.6 million, both related to the global mining downturn.

•	Loss from operations in the second quarter 2014 was $(29.5) million compared to $36.9 million last year.

•	Adjusted net income for the second quarter was $1.7 million, compared to $13.7 million in the second quarter of last year (see appendix below).

•
Adjusted basis earnings per share for the second quarter 2014 and 2013 were $0.03 and $0.26 respectively, and adjusted fully diluted earnings per share were $0.03 and $0.24 respectively (see appendix below).

Statement of Chief Executive Officer:

CEO and Chairman, Maurice Taylor comments, "Our second quarter results show that while there are areas of strength, the overall business is impacted by slower demand. Demand for our agriculture, earthmoving and mining products have declined as a result of the uncertainty in the markets.
"Titan’s new management team is aggressively reducing cost and adjusting manpower to the current business levels. The impairment charge and inventory writedown is attributed to Titan’s super giant mining products. These non cash charges are the first step in our transition to make the factory a $250 million operation producing specialized tires for construction, earthmoving and mining segments with operating profit targets of 20 percent. I had previously announced the maximum revenue potential of our mining tire plant in Bryan, OH was between $500 and $600 million, however in light of the global downturn in the mining sector, we plan to realign our strategy to market demand. The management of the Bryan facility is moving to bring the operation into a profitable position.
Mr. Taylor adds, "Innovation is critical in a downward market cycle and Titan has leveraged its entrepreneurship to grow the business. Titan’s new LSW tires and wheels are now being offered as an option for tractors, sprayers and combines by major OEM’s. Titan has established test sites at 180 farms for LSW tires and wheels, which I believe the time and investment will be repaid in the near future. We expect this business to gain traction and expand into all our regions in the next 3 to 4 years. You can visit Titan’s website, lswadvantage.com, to see the testimonials of end users who have experience with this new product. The expanded Grizz Squad marketing team will also begin calling on larger construction contractors in addition to farmers."

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MARKET OUTLOOK:
"The oil sands are having a positive impact in the mining sector. This past month Titan announced the signing of a 10 year agreement with Suncor on the new process of TVR (Thermo Vacuum Reactor) which will recycle used OTR tires into 500 gallons of bio oil, carbon black and steel. Titan will continue to expand its Titan Mining Service business in efforts to grow our tire, wheel and track business.
"The farm outlook today is weak from many viewpoints, however, we believe this is a short term pause in the cycle. The large equipment purchases in the farming sector have declined double digits and tire prices have fallen due to lower raw material costs that we are required to pass on contractually to OEMs which negatively impacts our financial performance. Inventory at dealerships remains high but is trending lower each month.
"ITM which is Titan’s track business has been challenged due to recessed construction and mining markets. ITM's steel foundry in Spain has just entered into an agreement in principle to provide railroad cast steel brakes. These engineered cast steel products means an expansion to the Spain facilities.
"Titan Russia experienced weaker sales levels than anticipated due to the overall economic factors. In the second half of 2014, we will spend more time on our international facilities. The quality of our tires in Russia is improving and chemical inputs have been modified to reach European acceptance. As we build more effective relationships with the Russian team and customers, we expect to realize the untapped potential in this facility.
"We have a lot to look forward to in the future amidst challenging conditions in our markets. Our passion for this business will continue to drive positive change."
Financial Summary:

Sales: Net sales for the quarter ended June 30, 2014, were $523.7 million compared to $593.3 million in 2013, a decrease of 11.7 percent. Sales decreased 14.0 percent as the result of price/mix reductions driven from decreased demand for our products used in the mining industry and larger agricultural products. In addition, overall volume decreased 2.0 percent. The decrease in net sales was offset by the inclusion of the recently acquired Voltyre-Prom business which recorded $25.0 million in sales, and increased sales 4.0 percent.

Net sales for the six months ended June 30, 2014, were $1,062.7 million compared to $1,171.7 million in 2013, a decrease of 9.3 percent. Sales decreased 13.0 percent as the result of price/mix reductions driven from decreased demand for our products used in the mining industry and larger agricultural products. Unfavorable currency translation decreased sales by 1.0 percent. The decrease in net sales was offset by the inclusion of the recently acquired Voltyre-Prom business which recorded $54.6 million in sales, and increased sales 5.0 percent. Volume was flat.

Mining Asset Impairment and Inventory Writedown: In the second quarter of 2014, the Company recorded an asset impairment and inventory writedown of $23.2 million and $11.6 million, respectively. The impairment was recorded on machinery, equipment and molds used to produce giant mining tires. Mining products are included in the Company's earthmoving/construction segment. In the second quarter of 2014, several large mining equipment manufacturers significantly decreased their sales forecast for mining equipment. The Company's sales of mining product were deteriorating at an accelerated pace. Therefore, the company tested mining related assets for impairment in the second quarter of 2014. The fair value of the mining equipment was determined using a cost and market approach. The inventory writedown was to adjust the value of mining product inventory to estimated market value.

Gross profit: Gross profit for the second quarter of 2014 was $22.6 million, or 4.3 percent of net sales, compared to $86.7 million, or 14.6 percent of net sales for the second quarter of 2013. Gross profit and income from operations decreased primarily as a result of a significant decrease in demand for our products used in the mining industry, which generate higher margins. Decreased demand for larger products used in the agricultural market also had a negative impact on gross profit. Gross profit for the first six months of 2014 was $77.1 million or 7.3 percent of net sales, compared to $183.4 million, or 15.7 percent of net sales in 2013.

Excluding the impairment and inventory writedown mentioned above, gross profit for the second quarter would have been 11.0 percent and 10.5 percent year to date, respectively.

Warranty Expense: The provision for warranty liability was $9.4 million at June 30, 2014 or 0.9 percent of sales compared to $24.1 million at June 30, 2013 or 2.0 percent of sales.

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Selling, general and administrative expenses: Selling, general and administrative (SG&A) expenses for the second quarter of 2014 were $45.0 million, or 8.6 percent of net sales, compared to $43.7 million, or 7.4 percent of net sales, for 2013. Selling, general and administrative (SG&A) expenses for the six months ended June 30, 2014 were $91.8 million, or 8.6 percent of net sales, compared to $86.1 million, or 7.3 percent of net sales, for 2013. The higher SG&A expenses were primarily the result of approximately $9 million of SG&A expenses from recently acquired facilities, offset by a decrease in incentive compensation and reduction in bad debt expense.

Income (loss) from operations: Loss from operations for the second quarter of 2014, was $(29.5) million, or (5.6) percent of net sales, compared to $36.9 million, or 6.2 percent of net sales, in 2013. This decrease was the net result of the items previously discussed.

Interest expense: Interest expense was $8.9 million and $13.1 million for the quarters ended June 30, 2014, and 2013, respectively. Year-to-date interest expense was $18.2 million and $23.5 million for the six months ended June 30, 2014, and 2013, respectively.

Earnings per share: For the quarters ended June 30, 2014 and 2013, basic earnings per share were $(.38) and $.43, respectively, and diluted earnings per share were $(.38) and $.40, respectively. For the six months ended June 30, 2014 and 2013, basic earnings per share were $(.34) and $.81, respectively, and diluted earnings per share were $(.34) and $.74, respectively. On an adjusted basis (see Appendix below) basic earnings per share for the quarter ended June 30, 2014 and 2013 were $0.03 and $0.26, respectively, and diluted earnings per share were $0.03 and $0.24 respectively. For the six months ended June 30, 2014 and 2013, basic earnings per share were $0.07 and $0.70, respectively, and diluted earnings per share were $0.07 and $0.65, respectively.

Capital expenditures: Titan’s capital expenditures were $14.1 million for the second quarter of 2014 and $14.9 million in the second quarter 2013. Year-to-date expenditures were $30.9 million for 2014 compared to $36.1 million for 2013.

Debt balance: Total long term debt balance was $501.5 million at June 30, 2014 compared to $497.7 million on December 31, 2013. Short-term debt balance was $26.5 million at June 30, 2014, and $75.1 million at December 31, 2013. Net debt (debt less cash and investments) was $365.0 million at June 30, 2014, compared to $369.1 million at December 31, 2013.

Equity balance: The company’s equity was $765.6 million at June 30, 2014, compared to $798.0 million at December 31, 2013.

Second Quarter Conference Call:

Titan will be hosting a conference call and webcast for the second quarter earnings announcement at 9 a.m. Eastern Time on Thursday, July 24, 2014. To participate in the conference call, dial (877) 870-4263 five minutes prior to the scheduled time. International callers dial (412) 317-0790; Canada (855) 669-9657. The call will be webcast and can be accessed at titan-intl.investorroom.com/webcasts_and_presentations.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description: Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage product for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

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Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)

Titan International, Inc. Consolidated Condensed Statements of Operations (Unaudited)	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Net sales	$523,731	$593,291	$1,062,671	$1,171,678
Cost of sales	466,374	506,636	950,764	988,272
Mining asset impairment and inventory writedown	34,797	—	34,797	—
Gross profit	22,560	86,655	77,110	183,406
Selling, general and administrative expenses	45,008	43,653	91,843	86,096
Research and development expenses	3,189	2,801	6,899	5,503
Royalty expense	3,830	3,295	7,571	7,018
Income (loss) from operations	(29,467)	36,906	(29,203)	84,789
Interest expense	(8,926)	(13,069)	(18,185)	(23,510)
Convertible debt conversion charge	—	—	—	(7,273)
Gain on earthquake insurance recovery	—	22,451	—	22,451
Other income (expense)	6,335	(2,429)	6,851	(1,010)
Income (loss) before income taxes	(32,058)	43,859	(40,537)	75,447
Provision (benefit) for income taxes	(7,167)	21,003	(10,518)	33,202
Net income (loss)	(24,891)	22,856	(30,019)	42,245
Net loss attributable to noncontrolling interests	(4,380)	(361)	(11,671)	(447)
Net income (loss) attributable to Titan	$(20,511)	$23,217	$(18,348)	$42,692

Earnings (loss) per common share:
Basic	$(.38)	$.43	$(.34)	$.81
Diluted	$(.38)	$.40	$(.34)	$.74
Average common shares and equivalents outstanding:
Basic	53,486	53,426	53,478	52,625
Diluted	53,486	59,504	53,478	59,527

Dividends declared per common share:	$.005	$.005	$.010	$.010

Segment Information
Revenues from external customers (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues from external customers
Agricultural	$285,274	$323,943	$602,440	$634,496
Earthmoving/construction	$163,961	$208,226	$316,901	$417,842
Consumer	$74,496	$61,122	$143,330	$119,340
	$523,731	$593,291	$1,062,671	$1,171,678

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Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

	June 30,	December 31,
Assets	2014	2013
Current assets
Cash and cash equivalents	$162,954	$189,360
Restricted cash	—	14,268
Accounts receivable, net	302,504	263,053
Inventories	386,700	384,920
Deferred income taxes	41,707	41,931
Prepaid and other current assets	80,552	114,346
Total current assets	974,417	1,007,878
Property, plant and equipment, net	604,017	638,807
Goodwill	42,899	42,075
Deferred income taxes	6,837	2,772
Other assets	134,340	129,699
Total assets	$1,762,510	$1,821,231
Liabilities and Equity
Current liabilities
Short-term debt	$26,498	$75,061
Accounts payable	200,548	176,719
Deferred income taxes	4,084	3,525
Other current liabilities	139,463	131,266
Total current liabilities	370,593	386,571
Long-term debt	501,468	497,694
Deferred income taxes	48,706	60,985
Other long-term liabilities	76,127	77,945
Total liabilities	996,894	1,023,195
Equity
Titan stockholders' equity
Common stock (no par, 120,000,000 shares authorized, 55,253,092 issued)	—	—
Additional paid-in capital	560,916	558,637
Retained earnings	188,657	207,541
Treasury stock (at cost, 1,665,188 and 1,692,220 shares, respectively)	(15,343)	(15,586)
Treasury stock reserved for deferred compensation	(1,075)	(1,075)
Accumulated other comprehensive loss	(52,414)	(61,794)
Total Titan stockholders’ equity	680,741	687,723
Noncontrolling interests	84,875	110,313
Total equity	765,616	798,036
Total liabilities and equity	$1,762,510	$1,821,231

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Titan International, Inc.
Supplemental Consolidated Statement of Income Information
Reconciliation of GAAP to Non-GAAP Financial Measures-Unaudited
Amounts in thousands except earnings per share data
The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. The non-GAAP financial measure should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

The non-GAAP financial measure of adjusted net income assists investors with analyzing our business results as well as with predicting future performance. In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the company as a whole. We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for June 30, 2014.

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013

Net Income attributable to Titan	$(20,511)	$23,217	$(18,348)	$42,692

Asset Impairment	15,107	—	15,107	—
Inventory value adjustments	7,070	—	7,070	—
Europe rationalization	—	—	—	139
Europe VAT Settlement	—	1,306	—	1,306
Gain on Europe earthquake insurance settlement	—	(22,451)	—	(22,451)
Italy DTA Valuation Allowance	—	11,656	—	11,656
Convertible debt conversion charge	—	—	—	3,701
Adjusted Net Income	$1,666	$13,728	$3,829	$37,043

Adjusted earnings per common share:
Basic	$0.03	$0.26	$0.07	$0.70
Diluted	$0.03	$0.24	$0.07	$0.65

Average common shares outstanding:
Basic	53,486	53,426	53,478	52,625
Diluted	53,789	59,504	53,781	59,527
Contact: Krista Gray, Director of IR & Communication
krista.gray@titan-intl.com; 217-221-4773

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